CONTACTS:
Media Contact:	Investor Contact:

George Fischer Sr. Director, Worldwide Corp. Comm. (310) 410-9600 ext. 32649	Erin Gehan Sr. Director, Investor Relations (310) 410-9600 ext. 32862

HAL GABA JOINS HERBALIFE BOARD

LOS ANGELES, January 28, 2008 – Herbalife Ltd. (NYSE: HLF), a global nutrition and direct-selling company, announced that Hal Gaba has joined its board of directors.

“We are very pleased to welcome Hal Gaba to our board,” said Chairman of the Board Michael O. Johnson. “Hal and I had the opportunity to get to know each other when we served together on the Univision board. He is an experienced executive with a strong financial background.”

Gaba has served as CEO and co-owner of Act III Communications, a multimedia holding company since 1990. In addition, Gaba serves as co-chairman of Village Roadshow Pictures, a co-production and co-financing partner of Warner Bros. and other major motion picture studios, and chairman of Concord Music Group, a leading independent producer of jazz, pop, and classical music.

He is also a board member of Hear Music, a joint venture between Concord Music Group and Starbucks Coffee Company; The Curtis School; and a former member of the board of Univision Communications Corporation and head of its audit committee. He is a member of the National Association of Recording Arts & Sciences (NARAS) and the Academy of Motion Picture Arts and Sciences.

Gaba is filling a vacancy created by board member Peter Maslen’s resignation. Maslen, CEO of Knowledge Universe Education LP and chairman of The HansonMaslen Group LLP, joined the board in December 2004 and tendered his resignation to have more time to focus on his CEO role.

“We want to thank Peter Maslen for his service to Herbalife and our shareholders,” said Johnson. “Peter came on the board at the time of our IPO and we appreciate his contribution to our success over the last three years.”

About Herbalife

Herbalife (NYSE: HLF) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of 1.7 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations for additional financial information.

# # #